cryptologic

12 August 2010

Dear David,

RE: Interim Chief Executive Officer

Further to the recent discussion at the Board of CryptoLogic Limited, I am writing to confirm the arrangements we agreed.

With effect from 12 August 2010, and in addition to your role as Chairman of the Board, you will assume the role of Chief Executive Officer of CryptoLogic Limited (the "Company") on an interim basis.

On the understanding that you have committed to devote the equivalent of not less than 4 days per week to this interim role, the Remuneration Committee has agreed to increase your fee to the equivalent of €220,000 per annum. As in the past you will be paid on a quarterly basis.

As agreed, this arrangement is for a period of three (3) months, effective commencing on 12 August 2010, renewable by the Board in its sole discretion. The Board will review this interim arrangement no later than the end of November 2010.

For the avoidance of any doubt, you and the Board hereby acknowledge and agree that you are a self-employed person and are entering into this arrangement and will provide your services and assistance hereunder as an independent consultant to the Company and not as an employee of the Company.

As part of this arrangement, you also agree to the post-termination restrictions contained in the attached Schedule A.

The Board appreciates your willingness to step into this interim role and acknowledges that you have other external commitments which you must honour. The Board will endeavour to assist you at all times in your efforts to stabilise the business and return CryptoLogic Limited to profitability.

Please sign the attached copy of this letter and return it to John Loughrey.

Yours sincerely,

James

James Wallace
Chairman, Remuneration Committee

CRYPTOLOGIC LTD.
3rd Floor, Marine House
Clanwilliam Place
Dublin 2, Ireland
TEL +353 1 234 0400 FAX +353 1 661 9637
www.cryptologic.com

I agree to the above, and accept the appointment of interim Chief Executive Officer.

Signed ____________________
David Gavagan

Date: August 13, 2010

SCHEDULE A

POST TERMINATION RESTRICTIONS

1. Upon the termination of the Arrangement, you shall not either directly or indirectly (without the prior written consent of the Company) for the Restricted Period (as defined below):

   1.1 solicit the services of or entice away from the Company or engage, whether on your own behalf or on behalf of others, any person who is or was an employee of the Company or of any direct or indirect parent or subsidiary of the Company ("**Associated Undertakings**") at any time during the six (6) month period immediately preceding the date on which the Arrangement is terminated (the "**Termination Date**");

   1.2 solicit the custom of or entice away from the Company or any Associated Undertaking the custom or business of any person who is or was a customer of the company and/or of any of its Associated Undertakings at any time during the six (6) month period immediately preceding the Termination Date; and/or

   1.3 work for or be engaged by or in or concerned in or interested in (except as the holder of any shares, stock or debentures which in aggregate do not exceed 1% of the total shares, stocks or debentures of a company quoted on any recognised stock exchange) any business which operates from or carries on business in:

      (a) Ireland including Northern Ireland, and/or

      (b) United Kingdom; and/or

      (c) Europe; and/or

      (d) North America,

   in competition with the Company and/or any of its Associated Undertakings.

2. You hereby acknowledge and agree that the covenants and provisions of this Schedule are separate and severable and that the restrictions in this Schedule are fair and reasonable in all the circumstances. In the event, however, that any of the restrictions contained in this Schedule are adjudged by a court of competent jurisdiction to go beyond what is reasonable, in all the circumstances, for the protection of the legitimate interests of the Company and/or any Associated Undertaking but would be adjudged reasonable if any particular restriction or restrictions, or part thereof, were deleted in any manner, then the restrictions in question shall apply with such deletions as may be decided by a court of competent jurisdiction, without affecting the remaining provisions thereof.

3. "**Restricted Period**" shall mean:

| | | |
|---|---|---|
| 3.1 | For the purposes of paragraph 1.1: | 6 months post the Termination Date; |
| 3.2 | For the purposes of paragraph 1.2: | 6 months post the Termination Date; |
| 3.3 | For the purposes of paragraph 1.3: | 6 months post the Termination Date. |